Exhibit 99.1

Avon Reports First-Quarter 2015 Results

•	Revenues Down 18% to $1.8 billion; Up 1% in Constant Dollars[1]

•	Operating Loss $38 Million; Adjusted[1] Operating Profit $102 Million

•	Operating Margin up 20 bps to (2.1)%; Adjusted[1] Operating Margin down 40 bps to 5.7%

•	Diluted EPS up 13% to $(0.33) per share; Adjusted Diluted EPS down 67% to $0.04 per share

NEW YORK, April 30, 2015 - Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2015 results. "Overall, the first quarter was in line with our expectations despite currency pressures that were greater than anticipated. Continuing on the momentum we saw in the second half of 2014, I’m encouraged to see improvement in our Active Representative trends and constant-dollar revenue growth in the majority of our top markets," said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. "Despite continued foreign exchange pressure, I’m really impressed with how well our teams in market are managing in this volatile environment. This is a payoff for the work we’ve done over the past two years on strengthening our talent and improving core processes."

First-Quarter 2015 Income Statement Review (compared with first-quarter 2014)

•	Revenues for Avon Products, Inc. decreased 18% to $1.8 billion, but increased 1% in constant dollars, driven by strong growth in Europe, Middle East & Africa.

◦
Active Representatives[2] were down 1% year-over-year but reflect a sequential improvement from prior quarters. The overall decline in Active Representatives was driven by North America, partially offset by growth in a number of markets, most significantly Russia. Average order[2] increased 2%, which benefited from price increases in markets experiencing high inflation (Venezuela and Argentina).

◦	Total units decreased 2%, driven by a decline in North America. Price/mix was up 3% during the quarter, aided by pricing in markets experiencing high inflation.

◦	Beauty sales declined 17%, but increased 3% in constant dollars. Fashion & Home sales declined 19%, or 3% in constant dollars.

•
Gross margin was 60.6%, up 440 basis points. Adjusted gross margin was 61.4%, down 10 basis points, primarily due to the unfavorable impact of foreign exchange, partially offset by lower supply chain costs.

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•
Operating margin was (2.1)% in the quarter, up 20 basis points. Adjusted operating margin was 5.7%, down 40 basis points, primarily due to the unfavorable impact of foreign exchange. Increased advertising, primarily for new product launches of color cosmetics in Brazil, was also a factor. These unfavorable impacts were partially offset by continued benefits from cost savings initiatives.

•
The effective tax rate from continuing operations was (77.2)%, compared with (18.6)% in the prior-year period. The Adjusted effective tax rate was 67.9% for the first quarter of 2015, compared with 46.3% for the first quarter of 2014. The higher 2015 Adjusted effective tax rate is primarily due to the inability, in accordance with GAAP, to recognize additional deferred tax assets related to the Company’s current-year, U.S.-based operating results, as a result of the valuation allowance recorded in fourth-quarter 2014. This caused an approximate 22 point negative impact on our 2015 Adjusted effective tax rate.

•
Net loss was $146 million, or a loss of $0.33 per diluted share, compared with a net loss of $167 million, or a loss of $0.38 per diluted share, for the first quarter of 2014. Adjusted net income was $17 million, or $0.04 per diluted share, compared with Adjusted net income of $52 million, or $0.12 per diluted share, for the first quarter of 2014.

•	Foreign currency has impacted the Company’s financial results as shown in the table below:

Approximate Impact of Foreign Currency
	First-Quarter 2015
	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Total revenue	(19) pts
Adjusted operating profit - transaction	$(45)	$(0.07)
Adjusted operating profit - translation	(90)	(0.13)
Total adjusted operating profit	$(135)	$(0.20)
Adjusted operating margin	(450) bps
Revaluation of working capital	$(10)	$(0.01)
Adjusted diluted EPS		$(0.21)

First-Quarter 2015 Cash Flow Review

•
Net cash used by operating activities was $198 million for the three months ended March 31, 2015, compared with net cash used of $113 million for the same period in 2014. Operating cash flow during 2015 was unfavorably impacted by the $67 million payment to the SEC in connection with the FCPA settlement and lower cash-related earnings (including the unfavorable impact of foreign currency translation), partially offset by lower payments for employee incentive compensation.

•	The overall net cash used during the three months ended March 31, 2015 was $292 million, compared with overall net cash used of $313 million for the same period in 2014.

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Adjustments to First-Quarter 2015 GAAP Results to Arrive at Adjusted Results

During the first quarter of 2015, the following items had an aggregate impact of $0.37 per diluted share on the financial results:

•
Effective February 12, 2015, the Company began utilizing the SIMADI rate to remeasure its Venezuelan operations. The change to the SIMADI rate resulted in an approximate $106 million negative impact on operating profit, a benefit of approximately $4 million in other expense, net, and an approximate $1 million negative impact in income taxes. The negative impact on operating profit includes an impairment charge of approximately $90 million to reflect the write-down of the Venezuela long-lived assets.

•	The Company recorded costs to implement restructuring within operating profit of approximately $33 million pre-tax, primarily related to cost savings initiatives.

•	The Company recorded a non-cash income tax charge of approximately $31 million associated with an additional valuation allowance to reduce the Company’s U.S. deferred tax assets.

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First-Quarter 2015 Regional Highlights (As compared with first-quarter 2014)

THREE MONTHS ENDED MARCH 31, 2015

REGIONAL RESULTS
	Revenue			Active Reps	Average Order C$	Units Sold	Price/Mix C$
	US $		C$
Revenue & Drivers		% var. vs 1Q14	% var. vs 1Q14	% var. vs 1Q14	% var. vs 1Q14	% var. vs 1Q14	% var. vs 1Q14
Latin America	$836.8	(22)%	3%	(2)%	5%	(3)%	6%
Europe, Middle East & Africa	550.7	(16)	9	8	1	9	—
North America	242.1	(18)	(17)	(17)	—	(25)	8
Asia Pacific	164.6	(1)	2	(2)	4	(2)	4
Total from operations	1,794.2	(18)	1	(1)	2	(2)	3
Global and other	—	—	—	—	—	—	—
Total	$1,794.2	(18)%	1%	(1)%	2%	(2)%	3%

	2015 GAAP		Adjusted Operating Profit (Loss) in US$		Adjusted Operating Margin
Operating Profit/Margin	Operating (Loss) Profit US$	Operating Margin US$	2015	2014	2015	2014	Change in US$	Change in C$
Latin America	$(43.3)	(5.2)%	$65.9	$87.2	7.9%	8.2%	(30) bps	130 bps
Europe, Middle East & Africa	38.6	7.0	44.3	69.6	8.0	10.6	(260)	(80)
North America	(13.2)	(5.5)	(7.2)	(2.9)	(3.0)	(1.0)	(200)	(210)
Asia Pacific	7.9	4.8	16.7	8.0	10.1	4.8	530	530
Total from operations	(10.0)	(0.6)	119.7	161.9	6.7	7.4	(70)	80
Global and other	(27.6)	—	(17.8)	(28.4)	—	—	—	—
Total	$(37.6)	(2.1)%	$101.9	$133.5	5.7%	6.1%	(40) bps	140 bps

First-Quarter 2015 Regional Highlights

•
Latin America revenue was down 22%, but up 3% in constant dollars, negatively impacted by approximately 1 point, due to Value Added Tax ("VAT") credits recognized in Brazil in first-quarter 2014 that did not recur in 2015. Constant-dollar revenue growth was primarily driven by higher average order, which benefited from the inflationary impact on pricing. Active Representatives declined, primarily due to declines in Venezuela and Argentina resulting from a difficult operating environment.

◦
Brazil revenue was down 17%, or relatively unchanged in constant dollars, negatively impacted by approximately 2 points, due to VAT credits recognized in Brazil in first-quarter 2014 that did not recur in 2015. Constant-dollar beauty sales grew, partially benefiting from new product launches. This market continues to be impacted by the difficult economic environment and high levels of competition.

◦	Mexico revenue was down 12%, or 1% in constant dollars, as a result of weaker Fashion & Home sales. However, Mexico grew Active Representatives.

•	Europe, Middle East & Africa revenue was down 16%, but up 9% in constant dollars, primarily driven by an increase in Active Representatives, led by strength in Russia.

◦	Russia revenue was down 29%, or up 26% in constant dollars, primarily driven by an increase in Active Representatives from sustained momentum in recruiting and retention.

◦	U.K. revenue was down 7%, or up 1% in constant dollars, primarily due to higher average order.

•	North America revenue was down 18%, or down 17% in constant dollars, primarily driven by a decline in Active Representatives.

•	Asia Pacific revenue was down 1%, but up 2% in constant dollars, primarily driven by the Philippines due to higher average order.

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Full-Year 2015 Outlook
The Company continues to expect constant-dollar revenue to be up modestly in 2015 as compared with 2014. However, based on recent foreign currency rates, revenue in reported dollars is expected to be negatively impacted by foreign currency translation, which is now expected to have an approximate 17 point negative impact (compared with the previous outlook of an approximate 12 point negative impact). The Company now expects Constant-dollar Adjusted operating margin to be approximately 50 basis points lower than 2014. While the Company expects to be able to offset the additional foreign currency transaction costs, the approximate 50 basis point decline is due to the new Industrial Production Tax ("IPI") law on cosmetics in Brazil, which is effective May 1, 2015. In addition, the strengthening U.S. dollar is expected to cause a larger negative impact from foreign currency translation than originally anticipated on the Company’s Adjusted operating margin in reported dollars. As a result, the Company now expects Adjusted operating margin in reported dollars to be down approximately 200 basis points as compared with 2014, due to the expected impact from foreign currency translation and IPI.*
Conference Call
Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 20365308). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, for additional information on Avon’s results for the quarter.
About Avon Products, Inc.
Avon is the company that for more than 125 years has stood for beauty, innovation, optimism and, above all, for women. Avon, with nearly $9 billion in annual revenue, has products that are sold through 6 million active independent Avon Sales Representatives worldwide. Avon products include color cosmetics, skincare, fragrance, and fashion and home, featuring such well-recognized brand names as Avon Color, ANEW, Avon Care, Skin-So-Soft, and Advance Techniques. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Brunswick Group
Adam Zerfass	Radina Russell
(212) 282-5320	(212) 333-3810

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Footnotes

[1] "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with U.S. GAAP but which have been adjusted to exclude certain items. Other adjusted financial measures that we refer to include Constant $ items.  All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to our "Non-GAAP Financial Measures" description at the end of this Release and the reconciliations we provide of these Non-GAAP financial measures to their comparable GAAP measures.

[2] The definition for our "Active Representatives" performance metric is as follows:
This metric is a measure of Representative activity based on the number of unique Representatives submitting at least one order in a sales campaign, totaled for all campaigns in the related period. To determine the growth or decline in Active Representatives, this calculation is compared to the same calculation in the corresponding period of the prior year. Orders in China are excluded from this metric as our business in China is predominantly retail. Liz Earle is also excluded from this calculation as they do not distribute through the direct-selling channel.
The definition for our "Average Order" performance metric is as follows:
This metric is a measure of Representative productivity. The calculation of the growth or decline in average order is the difference of the year-over-year change in revenue on a Constant $ basis and the change in Active Representatives. The growth or decline in Average Order may be impacted by a combination of factors such as inflation, units, product mix, and/or pricing.

Forward-Looking Statements
* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern our outlook and expected results, pricing and cost reduction actions, and the impact of foreign currency and taxes. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change
	March 31
	2015	2014
Net sales	$1,762.5	$2,141.7	(18)%
Other revenue	31.7	41.9
Total revenue	1,794.2	2,183.6	(18)%
Cost of sales	707.3	955.4
Selling, general and administrative expenses	1,124.5	1,279.1
Operating loss	(37.6)	(50.9)	26%
Interest expense	28.6	27.5
Interest income	(3.0)	(3.8)
Other expense, net	19.4	66.4
Total other expenses	45.0	90.1
Loss before taxes	(82.6)	(141.0)	41%
Income taxes	(63.8)	(26.2)
Net loss	(146.4)	(167.2)
Net income attributable to noncontrolling interests	(0.9)	(1.1)
Net loss attributable to Avon	$(147.3)	$(168.3)	12%
Loss per share:(3)
Basic	$(0.33)	$(0.38)	13%
Diluted	(0.33)	(0.38)	13%

Weighted-average shares outstanding:
Basic	434.9	434.1
Diluted	434.9	434.1

 (3) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities. Net loss allocable to common shares used in the basic and diluted loss per share calculation were ($145.3) and ($166.3) for the three months ended March 31, 2015 and 2014, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31	December 31
	2015	2014
Assets
Current Assets
Cash and cash equivalents	$668.9	$960.5
Accounts receivable, net	509.4	563.5
Inventories	824.5	822.2
Prepaid expenses and other	589.9	618.3
Total current assets	2,592.7	2,964.5
Property, plant and equipment, at cost	2,065.4	2,292.6
Less accumulated depreciation	(1,007.6)	(1,061.6)
Property, plant and equipment, net	1,057.8	1,231.0
Goodwill	235.6	249.3
Other assets	986.2	1,052.0
Total assets	$4,872.3	$5,496.8
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$378.8	$137.1
Accounts payable	820.0	895.4
Accrued compensation	167.2	210.5
Other accrued liabilities	461.4	598.8
Sales and taxes other than income	152.0	168.6
Income taxes	27.4	36.8
Total current liabilities	2,006.8	2,047.2
Long-term debt	2,208.2	2,463.9
Employee benefit plans	478.4	501.8
Long-term income taxes	78.7	77.8
Other liabilities	87.5	100.8
Total liabilities	4,859.6	5,191.5
Shareholders’ Equity
Common stock	187.8	187.6
Additional paid-in-capital	2,206.1	2,207.9
Retained earnings	3,529.3	3,702.9
Accumulated other comprehensive loss	(1,333.6)	(1,217.6)
Treasury stock, at cost	(4,592.8)	(4,591.0)
Total Avon shareholders’ (deficit) equity	(3.2)	289.8
Noncontrolling interests	15.9	15.5
Total shareholders’ equity	12.7	305.3
Total liabilities and shareholders’ equity	$4,872.3	$5,496.8

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended
	March 31
	2015	2014
Cash Flows from Operating Activities
Net loss	$(146.4)	$(167.2)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	31.8	35.4
Amortization	9.5	11.6
Provision for doubtful accounts	38.7	50.8
Provision for obsolescence	15.7	26.4
Share-based compensation	(0.1)	11.5
Foreign exchange losses	6.4	8.3
Deferred income taxes	28.4	(10.4)
Charge for Venezuelan monetary assets and liabilities	(4.2)	53.7
Charge for Venezuelan non-monetary assets	101.7	115.7
Other	9.0	7.8
Changes in assets and liabilities:
Accounts receivable	(27.6)	(41.7)
Inventories	(73.1)	(97.8)
Prepaid expenses and other	(6.7)	(23.2)
Accounts payable and accrued liabilities	(149.1)	(29.1)
Income and other taxes	(14.1)	(21.5)
Noncurrent assets and liabilities	(18.0)	(42.9)
Net cash used by operating activities	(198.1)	(112.6)
Cash Flows from Investing Activities
Capital expenditures	(22.4)	(29.6)
Disposal of assets	2.4	2.6
Purchases of investments	(4.6)	(5.8)
Proceeds from sale of investments	0.6	6.2
Net cash used by investing activities	(24.0)	(26.6)
Cash Flows from Financing Activities
Cash dividends	(26.2)	(28.7)
Debt, net (maturities of three months or less)	(6.3)	1.8
Repayment of debt	(2.9)	(10.6)
Net proceeds from exercise of stock options	—	0.2
Repurchase of common stock	(1.9)	(6.5)
Net cash used by financing activities	(37.3)	(43.8)
Effect of exchange rate changes on cash and equivalents	(32.2)	(129.8)
Net decrease in cash and equivalents	(291.6)	(312.8)
Cash and equivalents at beginning of year	960.5	1,107.9
Cash and equivalents at end of period	$668.9	$795.1

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES (US$)

	Consolidated
	Three months ended March 31		US$	C$
	2015	2014	% var. vs 1Q14	% var. vs 1Q14
Beauty:
Skincare	$532.7	$644.9	(17)%	1%
Fragrance	423.2	513.2	(18)	7
Color	336.5	401.2	(16)	2
Total Beauty	1,292.4	1,559.3	(17)	3
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	288.7	344.4	(16)	(3)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	181.4	238.0	(24)	(3)
Total Fashion & Home	470.1	582.4	(19)	(3)
Net sales	1,762.5	2,141.7	(18)	2
Other revenue	31.7	41.9	(24)	(18)
Total revenue	$1,794.2	$2,183.6	(18)	1

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2015
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,794.2	$—	$—	$—	$1,794.2
Cost of sales	707.3	—	15.2	—	692.1
Selling, general and administrative expenses	1,124.5	33.1	91.2	—	1,000.2
Operating (loss) profit	(37.6)	33.1	106.4	—	101.9
(Loss) income before taxes	(82.6)	33.1	102.2	—	52.7
Income taxes	(63.8)	(4.0)	0.8	31.3	(35.8)
Net (loss) income	$(146.4)	$29.1	$103.0	$31.3	$16.9

Diluted EPS	$(0.33)	$0.07	$0.23	$0.07	$0.04

Gross margin	60.6%	—	0.8		61.4%
SG&A as a % of revenues	62.7%	(1.8)	(5.1)		55.7%
Operating margin	(2.1)%	1.8	5.9		5.7%
Effective tax rate	(77.2)%				67.9%

SEGMENT OPERATING (LOSS) PROFIT
Latin America	$(43.3)	$2.8	$106.4		$65.9
Europe, Middle East & Africa	38.6	5.7	—		44.3
North America	(13.2)	6.0	—		(7.2)
Asia Pacific	7.9	8.8	—		16.7
Global and other	(27.6)	9.8	—		(17.8)
Total	$(37.6)	$33.1	$106.4		$101.9

SEGMENT OPERATING MARGIN
Latin America	(5.2)%	0.3	12.7		7.9%
Europe, Middle East & Africa	7.0%	1.0	—		8.0%
North America	(5.5)%	2.5	—		(3.0)%
Asia Pacific	4.8%	5.3	—		10.1%
Global and other	—%	—	—		—%
Total	(2.1)%	1.8	5.9		5.7%
Amounts in the table above may not necessarily sum because the computations are made independently.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2014
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Adjusted (Non-GAAP)
Total revenue	$2,183.6	$—	$—	$—	$2,183.6
Cost of sales	955.4	—	115.7	—	839.7
Selling, general and administrative expenses	1,279.1	22.7	—	46.0	1,210.4
Operating (loss) profit	(50.9)	22.7	115.7	46.0	133.5
(Loss) income before taxes	(141.0)	22.7	169.4	46.0	97.1
Income taxes	(26.2)	(6.9)	(11.9)	—	(45.0)
Net (loss) income	$(167.2)	$15.8	$157.5	$46.0	52.1

Diluted EPS	$(0.38)	$0.04	$0.36	$0.11	$0.12

Gross margin	56.2%	—	5.3	—	61.5%
SG&A as a % of revenues	58.6%	(1.0)	—	(2.1)	55.4%
Operating margin	(2.3)%	1.0	5.3	2.1	6.1%
Effective tax rate	(18.6)%				46.3%

SEGMENT OPERATING (LOSS) PROFIT
Latin America	$(43.4)	$14.9	$115.7	$—	$87.2
Europe, Middle East & Africa	67.4	2.2	—	—	69.6
North America	(8.5)	5.6	—	—	(2.9)
Asia Pacific	7.7	0.3	—	—	8.0
Global and other	(74.1)	(0.3)	—	46.0	(28.4)
Total	$(50.9)	$22.7	$115.7	$46.0	$133.5

SEGMENT OPERATING MARGIN
Latin America	(4.1)%	1.4	10.8	—	8.2%
Europe, Middle East & Africa	10.3%	0.3	—	—	10.6%
North America	(2.9)%	1.9	—	—	(1.0)%
Asia Pacific	4.6%	0.2	—	—	4.8%
Global and other	—%	—	—	—	—%
Total	(2.3)%	1.0	5.3	2.1	6.1%
Amounts in the table above may not necessarily sum because the computations are made independently.

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Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates.
We also present gross margin, selling, general and administrative expenses as a percentage of revenue, total and net global expenses, operating profit, operating margin, net income, diluted earnings per share and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to the devaluations of Venezuelan currency in February 2015 and March 2014, combined with being designated as a highly inflationary economy ("Venezuelan special items"), 3) the additional $46 million accrual recorded in the first quarter of 2014 for the settlements related to the Foreign Corrupt Practices Act investigations ("FCPA accrual"), and 4) the non-cash income tax charge associated with the Company’s deferred tax assets recorded in 2015 ("Special tax items"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Venezuelan special items include the impact on the Consolidated Statements of Income in 2015 and 2014 caused by the devaluations of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventories. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical U.S. dollar cost of the assets at the previous exchange rate and the revised exchange rate. In 2015 and 2014, the Venezuelan special items also include adjustments of approximately $11 million and approximately $116 million, respectively, to reflect certain non-monetary assets at their net realizable value. In 2015, the Venezuelan special items also include an impairment charge of approximately $90 million to reflect the write-down of the long-lived assets to their estimated fair value. In 2014, the devaluation was caused as a result of moving from the official exchange rate of 6.30 to the SICAD II exchange rate of approximately 50, and in 2015, the devaluation was caused as a result of moving from the SICAD II exchange rate of approximately 50 to the SIMADI exchange rate of approximately 170.

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The Special tax items include the impact during 2015 on the provision for income taxes in the Consolidated Statements of Income due to a non-cash income tax charge associated with an additional valuation allowance to reduce the Company’s U.S. deferred tax assets to an amount that is "more likely than not" to be realized. This valuation allowance was due to the continued strengthening of the U.S. dollar against currencies of some of the Company’s key markets.

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